Exhibit 21.1

Parsley Energy, Inc.
Subsidiaries

Entity	State of Jurisdiction
Parsley Energy, LLC	Delaware
Parsley Energy, L.P.	Texas
Parsley Energy Operations, LLC	Texas
Parsley Administration, LLC	Texas
Parsley GP, LLC	Delaware
Parsley Finance Corp.	Delaware
Parsley Minerals, LLC	Texas
Parsley Veritas Energy Partners, LLC	Delaware
Parsley DE Operating LLC	Delaware
Parsley DE Lone Star LLC	Delaware
Parsley Novus Land Services LLC	Delaware
Parsley Water, LLC	Delaware
Parsley SoDe Water LLC	Delaware
Jagged Peak Energy LLC	Delaware